EXHIBIT 99.2

Grant Park Fund June 2019 Update
July 29, 2019

Class	June ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	0.98%	2.86%	$4.31M	$973.267
B	0.98%	2.58%	$45.58M	$787.104
Legacy 1	1.14%	3.99%	$0.41M	$807.305
Legacy 2	1.12%	3.79%	$0.34M	$784.998
Global 1	1.19%	4.14%	$17.41M	$809.589
Global 2	1.17%	4.10%	$0.74M	$790.363
Global 3	1.04%	3.29%	$0.50M	$661.660
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Sector Commentary

Overall Fund performance was positive, led by gains in the fixed income, equities, metals and energies sectors.  Performance in the currencies and grains/foods sectors was negative.
Fixed income performance was driven by positions in Italian government bonds, German bunds and eurodollars.  Positive equity performance was driven by positions in the S&P 500, Nasdaq 100, FTSE, Dow and Euro Stoxx indices.  In the metals sector, positive performance in gold and palladium positions was slightly offset by negative performance in lead, nickel and copper.  Performance in the energy sector was positive, led by positions in crude oil and natural gas.  Positions in heating oil and Brent oil offset some positive performance.
The currencies sector performance was negative, led by losses in the euro, Canadian, U.S., New Zealand and Australian dollars.  Performance in the grains/foods sector was slightly negative, led by losses in coffee, sugar and soybeans.

Additional Information:   Grant Park  no longer offers units for sale in connection with the prospectus that forms its registration statement on Form S-1 (Reg. No. 333-223480), which was initially filed with the Securities and Exchange Commission on July 13, 2018.  For existing investors in Grant Park, business will continue to be conducted as usual.  For example, there will be no change in our trading, operations, or monthly statements, etc., and redemption requests will continue to be honored on a monthly basis.  For the Fund’s monthly Account Statement, including the net asset value per unit, and related information, please visit our website at grantparkfunds.com.

Sincerely,

David Kavanagh
President

Daily fund performance and weekly commentaries are available on our website at grantparkfunds.com.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.